EXHIBIT 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034
Telephone:	(972) 668-8800
Contact:	Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site:	www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. RESTATES
THIRD QUARTER 2004 FINANCIAL RESULTS

FRISCO, TEXAS, January 27, 2005 — Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE: CRK) today reported that it is restating its financial statements for the quarter and nine months ended September 30, 2004.

     In January 2005, the Company determined that it had incorrectly accounted for its ownership interest in Bois d’Arc Energy during the three month period ended September 30, 2004. Upon formation of Bois d’Arc Energy, the Company started consolidating Bois d’Arc Energy. Pursuant to the terms of Bois d’Arc Energy’s operating agreement, the Company jointly shares management of Bois d’Arc Energy with the principals of Bois d’Arc Resources. Upon further consideration of Bois d’Arc Energy’s formation documents, the Company has concluded that consolidation is precluded due to its inability to control Bois d’Arc Energy pursuant to Bois d’Arc Energy’s operating agreement. Consequently, the Company has restated the financial statements to account for the company’s 59.9% interest in Bois d’Arc Energy under the proportionate consolidation method. The restatement did not have any impact on the Company’s consolidated stockholders’ equity, net income or earnings per share for any periods presented.

     The effect of the restatement on the consolidated balance sheet as of September 30, 2004, the consolidated statement of operations for the three month and nine month periods ended September 30, 2004 and the consolidated statement of cash flows for the nine month period ended September 30, 2004 is as follows:

Balance Sheet Data:

	As Previously
	Reported	Adjustments	As Restated
ASSETS:	(In thousands)
Current assets	$75,484	$(14,792)	$60,692
Net Property and Equipment	862,645	(121,236)	741,409
Receivable from Bois d’Arc Energy	—	60,657	60,657
Other Assets	12,600	579	13,179

	$950,729	$(74,792)	$875,937

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	$64,688	$(11,764)	$52,924
Long-Term Debt, less current portion	381,000	—	381,000
Deferred Taxes Payable	91,911	—	91,911
Reserve for Future Abandonment Costs	28,406	(10,644)	17,762
Minority Interests	52,384	(52,384)	—
Total stockholders’ equity	332,340	—	332,340

	$950,729	$(74,792)	$875,937

	Three Months Ended			Nine Months Ended
	September 30, 2004			September 30, 2004
	As			As
	Previously		As	Previously
Income Statement Data:	Reported	Adjustments	Restated	Reported	Adjustments	As Restated
			(In thousands)
Oil and gas sales	$78,353	(15,151)	$63,202	$205,622	(15,151)	$190,471
Operating expenses:
Oil and gas operating	15,409	(2,927)	12,482	40,515	(2,927)	37,588
Exploration	9,400	(2,672)	6,728	14,579	(2,672)	11,907
Depreciation, depletion and amortization	20,503	(4,902)	15,601	52,040	(4,902)	47,138
General and administrative, net	3,665	(321)	3,344	9,637	(321)	9,316

Total operating expenses	48,977	(10,822)	38,155	116,771	(10,822)	105,949

Income from operations	29,376	(4,329)	25,047	88,851	(4,329)	84,522
Other income (expenses):
Interest income	46	449	495	80	449	529
Other income	43	—	43	129	—	129
Interest expense	(4,803)	—	(4,803)	(15,594)	—	(15,594)
Loss on early extinguishment of debt	—	—	—	(19,599)	—	(19,599)
Loss on derivatives	(553)	—	(553)	(553)	—	(553)
Formation costs	(1,641)	659	(982)	(1,641)	659	(982)
Minority interests in net income before income taxes	(3,221)	3,221	—	(3,221)	3,221	—

Total other income (expenses)	(10,129)	4,329	(5,800)	(40,399)	4,329	(36,070)

Income before income taxes	19,247	—	19,247	48,452	—	48,452
Provision for income taxes	(6,929)	—	(6,929)	(17,443)	—	(17,443)

Net income	$12,318	$—	$12,318	$31,009	$—	$31,009

	Nine Months Ended
	September 30, 2004
	As
	Previously		As
Statement of Cash Flows Data:	Reported	Adjustments	Restated
		(In thousands)
Net cash flows from operating activities	$124,460	$(5,707)	$118,753
Net cash flows used for investing activities	(157,323)	(2,067)	(159,390)
Net cash flows from financing	56,599	—	56,599

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.